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                                                                    EXHIBIT 99.1


CHENIERE ENERGY, INC.                                   CONTACT: DAVID CASTANEDA
                                                              INVESTOR RELATIONS
                                                                  1-888-948-2036

NEWS RELEASE                                          E-mail:  chex@mdcgroup.com
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Cheniere Energy Closes $25,000,000 Funding With Warburg Pincus

HOUSTON, October 12, 2000 -- Cheniere Energy Inc. (NASDAQ: CHEXC) announced today that it has closed on its $25,000,000 funding agreement with Warburg, Pincus Equity Partners, L.P., a global private equity fund based in New York.

Cheniere's Chairman Charif Souki said, ``We have now funded our initial exploration program on the Fairfield Database with our new financial partner, Warburg Pincus. This achieves our goal of combining substantial financial resources with our leading edge exploration technology, and our world-class staff of exploration experts and managers. I think our prospects for success are very high with this combination."

The previously announced agreement between Cheniere and Warburg for the formation of Gryphon Exploration Company calls for Cheniere to contribute selected assets that include the 3D seismic database acquired from Fairfield Industries Inc., over approximately 8,800 square miles in the Gulf of Mexico, the prospects generated thereon, certain offshore leases, its Shark Prospect currently being drilled, its Joint Exploration Agreement with Samson Offshore Company and certain other assets. For its investment of $25,000,000, Warburg Pincus receives preferred stock with an 8 percent accrued dividend, convertible into 63.2 percent of Gryphon's common stock. Cheniere and Warburg Pincus also agreed, under certain circumstances, to contribute to Gryphon their pro rata portions of an additional $75 million.

In addition to a 36.8 percent interest in Gryphon, Cheniere maintains ownership of its currently producing oil and gas properties with reserves valued at $12,100,000 as of June 30, 2000, its proprietary 3D seismic database in the West Cameron area of Louisiana, a license to 1,900 square miles of 3D seismic data recently acquired from Seitel Data Ltd. and the option to license an additional 3,100 square miles of data from Seitel.

Souki added, "During the course of this year we achieved many of the goals we set forth for Cheniere's growth; we successfully attracted a sophisticated industry partner in Samson Resources for our Fairfield Database exploration program. We achieved positive cash flow and earnings. The recent addition to our management team of Charles Reimer to run operations at the Cheniere level, positions us to aggressively pursue our basket of opportunities on numerous fronts." Charles Reimer, who assumed Cheniere's helm as chief executive officer upon closing of the transaction, will remain on Cheniere's Board as well as serving on Gryphon's board of directors along with Cheniere Chairman Charif Souki, two representatives from Warburg Pincus and Mike Harvey, Gryphon's CEO.

Reimer said, "I'm anxious to move forward with Cheniere's business plan." As he takes over Cheniere's operations monthly cash flow is expected to average about $400,000 a month for the remainder of the year with the current production rate of 3MMcf/d after installation of compression earlier this month. He added, "This is a base from which we will look to grow as we develop an aggressive drilling program on our Seitel and proprietary databases, while pursuing several other opportunities. We are also excited that the Warburg investment enables us to ramp up the exploration program within Gryphon, under Mike Harvey's capable leadership. We expect all these activities to contribute to shareholder value as we continue to execute Cheniere's business plan."

Cheniere Energy, Inc. is an independent oil and gas company focused in and around the Gulf of Mexico. The company generates drilling prospects internally using its regional 3D seismic database and acquires drilling rights on these prospects through lease sales and farm-ins. Additional information about Cheniere can be found by calling the company's Investor and Media Relations Department at 888-948-2036 or by writing to chex@mdcgroup.com.
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Except for the historical statements contained herein, this news release presents forward-looking statements that involve risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Certain risks and uncertainties inherent in the company's business are set forth in the company's periodic reports that are filed with and available from the Securities and Exchange Commission.

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